Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of Celsion Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 and the related prospectus to be filed on July 21, 2017 by Celsion Corporation, of our report dated March 24, 2017 relating to the consolidated financial statements of Celsion Corporation included in Celsion Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Dixon Hughes Goodman LLP

Baltimore, Maryland

July 21, 2017